Exhibit 99.1

Conquest Petroleum Incorporated Announces Potential Loss of Assets

HOUSTON, December, 2011 - Conquest Petroleum Incorporated (OTCBB:CQPT), an independent oil & gas company headquartered in  Houston, TX (traded under the symbol CQPT), has been in default of certain covenants in its agreement with the financier of the Marion property since May 2009. At that time, the Company entered into a Workout Agreement with the entity whereby all interests in the Marion Field were assigned to the entity; but, not recorded. The Company continues to operate and administer these properties to this date. The Company has entered into multiple agreements with the entity for fixed purchase prices; and, has attempted to raise funds to monetize the agreements. A combination of the Company’s Balance Sheet and outstanding liabilities has precluded success in those fund raising efforts. The last extension of the Company’s option to purchase expired on October 31, 2011. The Company has been unable to negotiate another extension and the entity is attempting to market the properties to recover their investment.

Further, the remainder of the Company’s assets, the Delhi and Kentucky properties, are mortgaged to an overseas lender. That lender has requested that we market those properties on their behalf to retire what is owed in principal, interest, and penalties. To date, the Company has been unable to find a broker to handle the marketing due to the many problems relating to the Delhi property.

Robert D. Johnson, the CEO and Chairman of the Company stated, “This erosion of the Company’s assets is critical to the continued existence of the Company. Current management consists of two individuals who are working for no pay or at reduced salaries. These individuals continue to attempt to raise the necessary funds to retire the debt and handle the outstanding liabilities. The current situation to include frozen funds caused by a Writ of Garnishment by PKF appears to be reaching a conclusion of the Company’s business activity.  Management will evaluate all options available.”

Contact Information for the Company’s Investor Relations Representation can be found on the web site and below.

CAUTIONARY STATEMENT

Some of the items discussed in this presentation are forward-looking statements about Conquest Petroleum Incorporated ("Conquest" or the "Company") and its activities in Louisiana and Kentucky, known and unknown risks and uncertainties, which may cause Conquest's or its wholly owned subsidiaries' actual future results to vary widely. Words such as "anticipates", "hopes", "expects", "intends", "plans", "targets", "projects", "believes", "seeks", "estimates", and similar expressions are intended to identify such forward-looking statements. The statements are based upon Management's current expectations, estimates and projections, are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company's control and are difficult to predict. Among the factors that could cause actual results to differ materially are changes in demand for, and prices of and demand for, crude oil and natural gas, the results of drilling and testing, local political events, civil unrest, weather, the ability to obtain equity or debt financing on acceptable terms, if at all, working capital constraints, and general economic conditions. You should not place undo reliance on these forward-looking statements, which speak only from the date of this document. Unless legally required, Conquest undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:   Killian Capital Corp
Ann Thomas
210-744-9565
ann_thomas@msn.com
13131 Champions Drive Suite 205
Spring, TX 77069